NowRx

Cary Breese <cary@nowrx.com>

Re: Reserve your Series A Shares Now!

1 message

Sun, Feb 25, 2018 at 4:16 PM

On Sun, Feb 25, 2018 at 7:05 PM, Cary Breese <cary@nowrx.com> wrote:

NowRx: Reserve your Series A Shares Now!

Hi,

As a loyal customer of NowRx we wanted share some exciting news with you! Starting today, you can reserve shares in our upcoming Series A fundraising round. By reserving shares, you will be able to invest ahead of our public launch in a few weeks.

In 2015, we launched in San Francisco and thanks to your support, we now have over 6,000 customers and have delivered over 28,000 prescriptions. As we take the next step to scale our operations nationwide, we are using this equity crowdfunding round as an opportunity to educate Americans across the country of our mission and vision as we create an army of loyal customers to help us grow in the years to come. It couldn't be a better time for us to go down this path and launch a "mini-IPO," and we are excited to share this update with you first!

We're also happy to share that 2017 was our best year yet. Propelled by our SeedInvest campaign early in the year where we raised more than $1mm, we increased our revenue run rate to approximately **$4M, up 270% from 2016**! NowRx also became the first HIPAA-compliant app approved to fill prescriptions on Google Home!

Our Performance to Date



Quarterly Performance
Revenue
No. Prescriptions
Thousands in Quarterly Revenue
Thousands of Prescriptions
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
8
7
6
5
4
3
2
1
16Q1 16Q2 16Q3 16Q4 17Q1 17Q2 17Q3 17Q4



Users
Thousands
6
4
2
0
Months



Physicians
Thousands
1.5
1
0.5
0
Months

~$4M Annualized Revenue | Based on Dec 2017 Revenue of $330k [1]

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Sometimes this is shown at the top of the email: "Display Images")

As we look forward to 2018, we're competitively positioned in the market, with a passionate and experienced team. We recently added Dr. Barry Karlin as Executive Chairman of NowRx. Barry has a distinguished career building multi-location, national healthcare companies, with several exits including CRC Health Group that was acquired for $720M. His full bio can be found here: Barry Karlin.

Your past support as a customer has been invaluable. We would love for you to join us as we take this next step forward. If you would like to reserve shares (which are non-binding indications of interest), you may do so via our NowRx SeedInvest Profile here.

If you would like to reserve shares (which are non-binding indications of interest), you may do so via our NowRx SeedInvest Profile here. If you reserve shares, you will have the opportunity to complete your investment before the public launch once our offering is qualified by the SEC!

Thank you so much again for your continued support!

Best regards,
Cary

Cary Breese
CEO
NowRx
2224 Old Middlefield Way, Suite J
Mountain View, CA 94043
c: 949-412-2142

NowRx is is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part

NowRx

Cary Breese <cary@nowrx.com>

Re: NowRx - Reserve your Series A Shares Now!

1 message

Sun, Feb 25, 2018 at 6:08 PM

On Sun, Feb 25, 2018 at 7:02 PM Cary Breese <cary@nowrx.com> wrote:

NowRx: Reserve your Series A Shares Now!

Hi,

We have an exciting update to share with you:

Over the past several months, we have been preparing to launch our next equity crowdfunding campaign with SeedInvest. Last year we ran our first crowdfunding campaign and, given its success, we decided to leverage the crowd once again to raise our next $5mm Series A round. As of today, you can reserve your spot in our Series A before we launch publicly in a few weeks.

As we take the next step to scale our operations nationwide, we are using this equity crowdfunding round as an opportunity to educate Americans across the country of our mission and vision as we create an army of loyal customers to help us grow in the years to come. It couldn't be a better time for us to go down this path and launch a "mini-IPO," and we are excited to share this update with you first!

We're also happy to share that 2017 was our best year yet. Propelled by our SeedInvest campaign early in the year where we raised more than $1mm, we **increased our revenue run rate to approximately $3.9M, up 270% from**

2016! We ended the year with **6,000+ customers and more than 1,300 referring physicians**.

NowRx also became the first HIPAA-compliant app approved to fill prescriptions on Google Home!


Our Performance to Date
Quarterly Performance
Thousands in Quarterly Revenue
Thousands of Prescriptions
Revenue
No. Prescriptions
$600
$500
$400
$300
$200
$100
$0
16Q1 16Q2 16Q3 16Q4 17Q1 17Q2
Users
Thousands
Months
Physicians
Thousands
Months
Calculated through Q2

(If you do not see an image of graphs above, please change your email settings to allow images.

Sometimes this is shown at the top of the email: "Display Images")

We are planning to use the current round of capital to scale up to meet the increasing demand and to further our geographic expansion.

As we look forward to 2018, we're competitively positioned in the market, with a passionate and experienced team. We recently added Dr. Barry Karlin as Executive Chairman of NowRx. Barry has a distinguished career building multi-location, national healthcare companies, with several exits including CRC Health Group that was acquired for $720M. His full bio can be found here: Barry Karlin.

Your past support has been invaluable. We would love for you to join us as we take this next step forward. If you would like to reserve shares (which are non-binding indications of interest), you may do so via our NowRx SeedInvest

Profile here.

If you reserve shares, you will have the opportunity to complete your investment before the public launch once our offering is qualified by the SEC! Thank you so much again for your continued support!

Best regards,
Cary

Cary Breese
CEO
NowRx
2224 Old Middlefield Way, Suite J
Mountain View, CA 94043
c: 949-412-2142

NowRx is is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part

NowRx – Reservation Campaign Text to Customers

Do you love NowRx and want to share in our success? Well now you can! Reserve your shares with as little as $1000 at https://www.seedinvest.com/nowrx Important Legal Information: https://nowrx.com/rega-reservation

From: SeedInvest <nowrx@seedinvest.com>
Reply-To: Venture Growth <venturegrowth@seedinvest.com>
Date: Tuesday, March 13, 2018 at 5:50 PM
To: Nicholas Pinto <nicholaspinto@seedinvest.com>
Subject: Still time to reserve shares in NowRx

Reserve shares in NowRx now.

seedinvest

NowRx Reminder


NowRx

NowRx Surpasses $2mm In Reservations

There is still time to reserve shares in NowRx — a tech-driven, on-demand retail pharmacy that is attempting to disrupt the $260B retail pharmacy market. They have an annual revenue run rate of $3.9mm, and as of June 2017, have filled more than 16,000 prescriptions to more than 2,700 customers.

By making a reservation, you are reserving a spot to invest in NowRx's upcoming offering, and you will have the opportunity to make an investment before the campaign goes live to the general public. A reservation is non-binding and you may change the amount at any time.

If you would like to reserve shares in NowRx, please complete the process via the link below.

RESERVE SHARES NOW

Questions? Email us. We're happy to help.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

NowRx is is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from NowRx: https://www.seedinvest.com/nowrx

NowRx

Cary Breese <cary@nowrx.com>

Fwd: NowRX Launches Reservation Campaign, Lindsey Vonn Wears Ravean & DSTLD Announces Closing Date

1 message

Sun, Feb 25, 2018 at 3:30 PM

Begin forwarded message:

> **From:** "SeedInvest" <newsletter@seedinvest.com>
> **Date:** February 25, 2018 at 5:46:03 PM EST
> **To:**
> **Subject: NowRX Launches Reservation Campaign, Reply-**
> **To:** venturegrowth@seedinvest.com

seedinvest

Weekly Deal Newsletter



NowRx | Tech-Driven, On-Demand Retail Pharmacy

NowRx aims to eliminate the need to ever visit a pharmacy. The company uses a suite of technologies to create a convenient retail pharmacy service, focused on free, same-day delivery of prescription and over-the-counter medications. With a single click on the NowRx app or a voice command to Google Home, prescriptions are routed to the dispensing unit, and delivered right to the consumer's home or office, free of charge.

The company is attempting to disrupt the $260B retail pharmacy market. Its revenues for the first six months of 2017

were $994,558, an increase of 563% over the same period in 2016. They are also the first HIPPA-compliant healthcare app approved to fill prescriptions on Google Home. NowRx plans to launch its “mini-IPO” in the coming weeks. If you wish to reserve shares, you may do so via the link below.

RESERVE SHARES

SeedInvest. If you would like to stop receiving deal newsletters, **unsubscribe here**.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please **unsubscribe here**. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

SeedInvest's selection criteria does not suggest higher quality investment opportunities nor does it imply that investors will generate positive returns in investment opportunities on SeedInvest. Learn more about due diligence in the SeedInvest Academy and our vetting process in our FAQs.

NowRx is is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from NowRx: https://www.seedinvest.com/nowrx

NowRx launches equity crowdfunding round: $1.4M raised in first 12 hours!

Published on February 26, 2018 Edit article | View stats



Cary Breese
Startup CEO: Healthcare and InsureTech
1 article

Exciting news: Nowrx just launched our next equity crowdfunding campaign with SeedInvest, **raising $1.4M in the first 12 hours**! Last year we ran our first crowdfunding campaign and, given its success, we decided to leverage the crowd once again to raise our next $5mm Series A equity round. As of today, **you can reserve your spot in our Series A before we launch publicly in a few weeks.**

We're also happy to share that 2017 was our best year yet. Propelled by our SeedInvest campaign early in the year where we raised more than $1mm, we increased our revenue run rate to approximately $4M, **up 270% from 2016**! We ended the year with 6,000+ customers and more than 1,300 referring physicians. NowRx also became the first HIPAA-compliant app approved to fill prescriptions on Google Home! We are planning to use the current round of capital to scale up to meet the increasing demand and to further our geographic expansion.

In other exciting news, we recently added Dr. Barry Karlin as Executive Chairman of

In other exciting news, we recently added Dr. Barry Karlin as Executive Chairman of NowRx. Barry has a distinguished career building multi-location, national healthcare companies, with several exits including CRC Health Group that was acquired for $720M. His full bio can be found here: Barry Karlin

We would love for you to join us as we take this next step forward. If you would like to reserve shares (which are non-binding indications of interest), you may do so via our NowRx SeedInvest Profile here. If you reserve shares, you will have the opportunity to complete your investment before the public launch once our offering is qualified by the SEC!

NowRx is is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from NowRx: https://www.seedinvest.com/nowrx